UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2008

MINING OIL, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	(Commission File Number)	38-3760977 (IRS Employer Identification No.)

1001 Fannin St., Ste. 270	Registrant’s telephone number,
Houston, Texas	including area code:	77002
(Address of principal executive offices)	713-658-0370	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Mining Oil enters into an AMI Participation Agreement with Jurasin Oil & Gas

On September 22, 2008, Mining Oil, Inc. (the “Company” or “Mining Oil”) entered into a participation agreement to acquire certain working interests held by Jurasin Oil & Gas, Inc. (“Jurasin”) of Houston, Texas, and its affiliate, Rampant Lion Energy, LLC, in two prospects. These two prospects include one located in south Louisiana and another located in the offshore shallow waters of Mustang Island in Texas. This agreement provides that the parties enter into a long-term “Area of Mutual Interest (AMI)” for the next 10 years. As such, Jurasin will offer the Mining Oil the right of first refusal to acquire any interest that Jurasin has in future prospects in which Jurasin develops or acquires.

The agreement provides for the Company to fund the capital expenditures for drilling and development of these prospects. It also provides for the recovery of all costs incurred by the Company before any distributions or payouts. Furthermore, this agreement will provide Jurasin with the right to receive a certain interest after the payout on these projects.

The Company has estimated that the budget will be approximately $23 million to pay for capital expenditures such as drilling, land acquisition costs, seismic studies, geological services, and certain overhead costs for the two prospects. Reserve consultants, Netherland, Sewell & Associates (NSA), have been retained to audit both the proved and probable reserves identified by Jurasin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINING OIL, INC.

By: /s/ Clayton Van Levy
Date: October 6, 2008	Clayton Van Levy, CEO